                                                                    EXHIBIT 23.8

                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in the Prospectus constituting part of Amendment No. 1 to Registration Statements (333-28613 and 333-28613-01) on Form S-4 of Tele-Communications, Inc. and TCI Music, Inc. of our report dated March 7, 1997, on the financial statements of American PCS, L.P. (a Delaware Limited Partnership) as of and for the year ended December 31, 1996 referred to in the consolidated financial statements of Sprint Spectrum Holding Company, L.P. and subsidiaries, which appears in the Annual Report on Form 10-K of Tele-Communications, Inc. for the year ended December 31, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus included within the Registration Statement.


/s/  PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

Washington, D.C.

June 11, 1997